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                                                                      Exhibit 18

May 7, 1996

Mr. Peter R. Porrino
Senior Vice President & CFO
Zurich Reinsurance Centre Holdings, Inc.
One Canterbury Green
P.O. Box 29
Stamford, CT  06904-0029

Dear Mr. Porrino:

Note 2 of Notes to the Consolidated Financial Statements of Zurich Reinsurance Centre Holdings, Inc. ("the Company") included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, describes a change in the method of accounting for certain loss reserves from reporting reserves for certain tabular workers' compensation indemnity reserves without discount to reporting such on a discounted basis. You have advised us that you believe the change is to a preferable method in your circumstances because (1) it will enhance the comparability of the Company's financial statements by changing to the prevalent method utilized in the industry and (2) anticipated investment income is a significant component of the pricing of the business as the claims are paid over extended periods and, therefore, discounting is representationally faithful to the economics of workers' compensation reinsurance.

There are no authoritative criteria for determining a "preferable" method for reporting certain tabular workers' compensation indemnity reserves based on the particular circumstances; however, we conclude that the change in the method of reporting certain tabular workers' compensation indemnity reserves is to an acceptable alternative method which, based on your business judgment to make this change for the reasons cited above, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 1995 and therefore do not express any opinion on the financial statements of Zurich Reinsurance Centre Holdings, Inc. subsequent to that date.

                                                     Very truly yours,

                                                     /s/ ERNST & YOUNG LLP


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